Back to Form 8-K
Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Crystal Warwell Walker
813-206-3916	813-206-2697
gregg.haddad@wellcare.com	crystal.walker@wellcare.com

WellCare Appoints Richard C. Breon To Board Of Directors

TAMPA, Fla. (Sept. 16, 2013) — WellCare Health Plans, Inc. (NYSE: WCG) announced today that Richard C. Breon, president and CEO, Spectrum Health System, Grand Rapids, Mich., has been appointed to the company’s board of directors.

“We are pleased to welcome Richard to our board,” said Dave Gallitano, WellCare’s chairman. “His experience with the effective integration of health systems will be beneficial to WellCare as the company continues its mission to provide quality health care to its members and cost-effective solutions to its government customers.”

“I am looking forward to joining WellCare’s board and helping the company work toward its vision of being the leader in government-sponsored health care programs,” Breon said.

As president and CEO of Spectrum Health, Breon oversees an integrated health system comprised of Spectrum Health Hospital Group, which includes nine hospitals and more than 140 service sites; Spectrum Health Medical Group and West Michigan Heart physician groups; and Priority Health, its health plan. Serving in this role since 2000, Breon previously was president and CEO of Mission Health System Inc., a member of Ascension Health, and St. Mary’s Hospital and Medical Center in Evansville, Ind. He also served as president and CEO of Mercy Hospital in Iowa City, Iowa, and held senior management positions at Brackenridge Hospital in Austin, Texas, and Iowa Methodist Medical Center in Des Moines, Iowa.

The former chair of the Michigan Health and Hospital Association, Breon is a current board member for The Right Place, Inc., and the Regional Air Alliance. A fellow of the American College of Healthcare Executives, he earned his bachelor’s degree from Iowa State University and his master’s degree from The University of Iowa.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The company serves approximately 2.8 million members nationwide as of June 30, 2013. For more information about WellCare, please visit the company's website at www.wellcare.com.

-END-